Annual Shareholder Meeting Results:

The Fund held its annual meeting of shareholders on July 21, 2010. Shareholders voted as indicated below:
								Withheld
					Affirmative		Authority

Election of James A. Jacobson
Class I to serve until 2013 		35,427,568 		1,003,930
Re-election of William B. Ogden, IV
Class I to serve until 2013 		35,364,643 		1,066,855
Election of Alan Rappaport
Class III to serve until 2012 		35,402,318 		1,029,180

Messrs. Paul Belica, Hans E. Kertess and John C. Maney* continue to serve as Directors of the Fund.

* Interested Director